Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS FULL-YEAR AND FOURTH-QUARTER

RESULTS FOR THE PERIOD ENDED SEPTEMBER 30, 2006

Digital revenue grows 96% to $104 million or 12% of total revenue

•	Total revenue of $854 million for the fourth quarter of 2006 decreased 5.6% from the prior-year quarter, or 7.1% on a constant-currency basis. Full-year 2006 revenue increased 0.4% to $3,516 million, or 1.8% on a constant-currency basis.

•	Digital revenue was $104 million or 12.2% of total revenue in the quarter, up 13.0% sequentially from $92 million in the third quarter of fiscal 2006 and up 96.2% from $53 million in the prior-year quarter.

•	Operating income rose to $66 million in the quarter compared to $19 million in the prior-year quarter. Adjusted to exclude non-recurring items, including the Kazaa copyright infringement settlement in 2006 and other previously announced 2005 items, which are described below under “Non-Recurring Items” (the “Fourth-Quarter Non-Recurring Items”), operating income was $53 million in the quarter compared to $54 million in the prior-year quarter.

•	Operating income before depreciation and amortization (OIBDA) improved to $126 million from $77 million in the prior-year quarter. Adjusted to exclude the Fourth-Quarter Non-Recurring Items, OIBDA grew 0.9% to $113 million from $112 million.

•	Net income of $0.08 per diluted share in the quarter improved from a net loss of $0.21 per diluted share in the prior-year quarter. Adjusted to exclude the Fourth-Quarter Non-Recurring Items, the net loss was $0.01 per diluted share in the quarter compared to net income per diluted share of $0.04 in the prior-year quarter.

NEW YORK, December 1, 2006—Warner Music Group Corp. (NYSE: WMG) today announced its full-year and fourth-quarter financial results for the period ended September 30, 2006.

“These year-end results highlight the continued transformation of Warner Music Group in 2006,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “Continued focus on the digital music business yielded dramatic growth in digital revenue. The increase in our digital Recorded Music revenue for the fiscal year more than offset declines in our physical Recorded Music revenue. For the first time our quarterly digital revenue broke the $100 million barrier. Our quarterly digital revenue represented 12.2% of our total revenue – about double last-year’s quarter in dollar terms. Obviously, this quarter we faced the expected tough comparisons against last year’s significant carryover sales and revitalized release schedule at Atlantic. Based on the company’s performance this year, we’re confident that Warner Music is on the right path.”

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added: “We manage our performance on a fiscal year basis. For the fiscal year, our revenue advanced 1.8% on a constant-currency basis and OIBDA, excluding non-recurring items, rose 8.4% driving solid margin expansion. In addition, we generated strong cash flow for the quarter and fiscal year. Net cash provided by operating activities for the year was $307 million and we had a solid year-ending cash and short-term investments balance of $385 million.”

Fourth-Quarter Results

For the fourth quarter 2006, revenue declined 5.6% to $854 million from $905 million in the prior-year quarter, driven primarily by the timing of releases in the Recorded Music business and a challenging industry environment in both Recorded Music and Music Publishing. On a constant-currency basis, quarterly revenue declined 7.1%. Domestic revenue decreased 8.5% while international revenue was down 3.1%, or 6.0% on a constant-currency basis.

Operating income for the quarter rose 247.4% to $66 million from $19 million in the prior-year quarter. Adjusted to exclude the Fourth-Quarter Non-Recurring Items, including the Kazaa copyright infringement settlement in 2006 and the previously announced Lava restructuring costs and certain other non-recurring items in 2005 which are described below under “Non-Recurring Items,” operating income for the quarter was $53 million compared to $54 million in the prior-year quarter and operating margin expanded by 0.2 percentage points to 6.2%.

OIBDA for the quarter rose 63.6% to $126 million from $77 million in the prior-year quarter. Adjusted to exclude the Fourth-Quarter Non-Recurring Items, OIBDA for the quarter was $113 million compared to $112 million in the prior-year quarter and OIBDA margin advanced by 0.8 percentage points to 13.2%. The company’s OIBDA margin improvement reflects the benefit of a shift to higher-margin digital revenue and improved music publishing margins.

Net income was $12 million, or $0.08 per diluted share for the quarter. Net loss in the fourth quarter of 2005 was $30 million, or $0.21 per diluted share. Adjusted to exclude the Fourth-Quarter Non-Recurring Items, net loss for the fourth quarter of 2006 was $1 million, or $0.01 per diluted share compared to net income of $5 million, or $0.04 per diluted share for the comparable quarter in 2005.

The company also reported a cash and short-term investments balance of $385 million, (including a cash balance of $367 million and short-term investments of $18 million), total long-term debt of $2.3 billion and net debt (total long-term debt minus cash and short-term investments) of $1.9 billion, as of September 30, 2006.

For the quarter, net cash provided by operating activities was $84 million. Free cash flow (calculated by taking cash flow from operations less capital expenditures and cash paid for investments) amounted to $62 million, compared to $33 million in the comparable fiscal 2005 quarter. Unlevered after-tax cash flow (defined as free cash flow excluding cash interest paid and non-recurring management fees) was $85 million, compared to $55 million in the comparable fiscal 2005 quarter (see below for calculation of Non-GAAP Free Cash Flow and unlevered after-tax cash flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue for the company’s Recorded Music business decreased 5.7% from the prior-year quarter to $731 million, and declined 6.9% on a constant-currency basis. Softer domestic sales were the most significant contributor to this decline while international sales were flatter, helped by strength in local repertoire. Recorded Music digital revenue of $97 million grew 106% over the prior-year quarter and represented 13.3% of total Recorded Music revenue. Domestic Recorded Music digital revenue amounted to $68 million or 18.5% of total domestic Recorded Music revenue. Digital growth is reflective of the company’s continued digital innovation along with the success of new releases.

Major sellers in the quarter included titles from Maná, Danity Kane, Kobukuro and Muse. Domestic Recorded Music revenue fell 10.2% in the quarter to $368 million from the prior-year quarter, while international Recorded Music revenue slipped 0.5% from the prior-year quarter to $363 million. Declines in domestic revenue were largely the result of fewer comparable releases in the current-year quarter. Largely flat international revenue was primarily the result of strong gains in Spain and Japan as well as other Asian territories, offset by declines in the UK, Italy and other European countries.

Recorded Music operating income totaled $59 million in the quarter, up from $27 million in the prior-year quarter, resulting in an operating margin of 8.1%. Adjusted to exclude the Fourth-Quarter Non-Recurring Items, Recorded Music operating income fell to $46 million in the quarter from $58 million in the prior-year quarter.

Recorded Music OIBDA grew to $101 million for the quarter, compared to $67 million in the prior-year quarter. Adjusted to exclude the Fourth-Quarter Non-Recurring Items, Recorded Music OIBDA declined to $88 million in the quarter from $98 million in the prior-year quarter and Recorded Music OIBDA margin was down 0.6 percentage points from 12.6% in the prior-year quarter. The decreased OIBDA margin resulted from a shift in mix and applying a similar fixed-cost base to a lower revenue base.

Music Publishing

Music Publishing revenue in the quarter decreased by 6.6% from the prior-year quarter to $128 million, and fell 9.2% on a constant-currency basis. Digital revenue from Music Publishing amounted to $7 million, which represents 5.5% of total Music Publishing revenue for the quarter.

Declines in mechanical revenue of 25.8% were partially offset by a 7.0% increase in performance revenue, a 4.3% improvement in synchronization revenue and a 16.7% increase in digital revenue. Mechanical revenue declines reflect continuing declines in physical sales. Contributing to gains in synchronization revenue are recent turnaround efforts.

Music Publishing operating income rose to $37 million in the quarter from $27 million in the prior-year quarter. Music Publishing OIBDA was $53 million for the quarter, compared to $42 million in the prior-year quarter. Improved Music Publishing operating income and OIBDA reflect a beneficial revenue mix and effective cost containment.

Full-Year Results

For the company’s full year 2006, revenue increased 0.4% to $3,516 million from $3,502 million last year. On a constant-currency basis, total revenue advanced 1.8% year on year. Total revenue in 2006 was split 48% domestic and 52% international. Reflecting balanced growth, domestic revenue rose 1.6% while international revenue declined 0.8% but was up 1.9% on a constant-currency basis. Total digital revenue rose 126% year on year to $355 million and was split 71% domestic and 29% international, consistent with the territorial split in recent quarters.

The company’s reported operating income of $283 million increased from $84 million in the last fiscal year. Adjusted to exclude the non-recurring items, including the Kazaa copyright infringement settlement in 2006 and the previously announced Lava restructuring costs, non-recurring items related to the company’s IPO and certain other non-recurring items in 2005 described below (the “Fiscal Year Non-Recurring Items”) under “Non-Recurring Items,” operating income rose 18.4% year over year to $270 million from $228 million.

OIBDA for the fiscal year amounted to $518 million compared to $322 million last year. Adjusted to exclude the Fiscal-Year Non-Recurring Items, OIBDA increased 8.4% to $505 million from $466 million last year, contributing to a 1.1 percentage point margin improvement to 14.4%, resulting from higher revenues, cost containment and a positive mix shift towards digital sales.

Net income was $60 million or $0.40 per diluted share, compared to a net loss of $169 million or $1.40 per diluted share for the 2005 fiscal year. Adjusted to exclude the Fiscal-Year Non-Recurring Items, net income was $47 million, or $0.31 per diluted share, compared to net income of $7 million, or $0.06 per diluted share, last year.

For the fiscal year, net cash provided by operating activities was $307 million. Free cash flow amounted to $172 million, including $63 million in net cash outflow related to the acquisition of Ryko Corporation. This compared to free cash flow of $151 million in fiscal year 2005, including $30 million in net cash outflow related to the Bad Boy joint venture, plus $49 million in net cash inflow from the sale of certain assets. Unlevered after-tax cash flow was $313 million, compared to $308 million in fiscal year 2005 (see below for calculation of Non-GAAP Free Cash Flow and unlevered after-tax cash flow).

Below is the business segment discussion for the fiscal year.

Recorded Music

Recorded Music revenue increased 2.8% to $3,005 million, as digital growth more than offset declines on the physical side of the business. On a constant-currency basis, Recorded Music revenue grew 4.1% from $2,886 million. Digital Recorded Music revenue of $335 million represented 11.1% of total Recorded Music revenue for fiscal 2006. Domestic Recorded Music digital revenue amounted to $242 million or 16.3% of total domestic Recorded Music revenue. Major sellers for the year were Madonna, James Blunt, Red Hot Chili Peppers, Enya and Green Day.

Recorded Music operating income advanced 47.4% to $317 million for the year from $215 million last year. Adjusted to exclude the Fiscal-Year Non-Recurring Items, operating income rose 14.3% to $304 million and operating income margin expanded 1.0 percentage point to 10.1%.

Recorded Music OIBDA improved 26.3% to $480 million for the year from $380 million last year. Adjusted to exclude the Fiscal-Year Non-Recurring Items, OIBDA rose 8.4% to $467 million and Recorded Music OIBDA margin rose 0.8 percentage points to 15.5%.

Music Publishing

Music Publishing revenue declined by 11.4% from the prior year to $538 million, and declined 9.9% on a constant-currency basis. Excluding the results of the sheet music business sold on May 31, 2005, which contributed revenue of $34 million in fiscal year 2005, revenue fell 6.1%.

Digital revenue from Music Publishing of $20 million represented 3.7% of total Music Publishing revenue. An increase in performance revenue of 2.7% was offset by declines in mechanical and synchronization revenue of 14.8% and 14.4%, respectively.

Music Publishing operating income rose 2.4% to $84 million for the year, yielding an operating margin of 15.6%, up 2.1 percentage points year over year. Music Publishing OIBDA was $144 million, up 2.1% from $141 million in the prior year, leading to a margin increase of 3.5 percentage points to 26.8%.

Non-Recurring Items

Described below are the adjustments for the fourth quarter 2006 and 2005 non-recurring items included in the definition of the “Fourth-Quarter Non-Recurring Items” and the adjustments for the fiscal year 2006 and 2005 non-recurring items included in the definition of the “Fiscal-Year Non-Recurring Items” used above.

Fourth quarter 2006 and fiscal year 2006 adjustments. In the fourth quarter of 2006 and for the year ended September 30, 2006, non-recurring items consisted of approximately $13 million of income related to the previously announced settlement of copyright infringement litigation between the major music companies and peer-to-peer network, Kazaa. The company recorded an estimate of the amounts it expects to receive as a result of the settlement, net of the estimated amounts payable to its artists in royalties. The tax expense associated with this income is estimated to be immaterial.

Fourth quarter 2005 adjustments. In the fourth quarter of 2005, non-recurring items included a previously announced restructuring charge of $7 million for the integration of the Lava label into The Atlantic Records Group, which included severance and contract terminations related to the integration of operations, as well as other non-recurring charges of $24 million specifically related to the departure of an Atlantic executive and the expensing of certain other amounts. Approximately $20 million of these charges were non-cash. In addition, the company took a $4 million charge in the fourth quarter of 2005 for the $5 million settlement of a government investigation into radio promotion practices by New York State Attorney General which is detailed in the 10-K. The remaining $1 million of this settlement was accrued for in the third fiscal quarter of 2005. The tax benefit associated with these adjustments is estimated to be immaterial.

Additional fiscal year 2005 adjustments. For the year ended September 30, 2005, non-recurring, IPO-related items included the $73 million fee to terminate the management contract with the Investor Group, $6 million of management fees paid to the Investor Group under the management contract prior to the termination, certain cash payments to employees totaling $29 million related to the issuance of stock awards below fair market value and payment of an IPO cash bonus to employees, as well as $35 million resulting from the payment of redemption premiums and other charges in connection with the previously announced redemption of debt issued by the company’s subsidiary, WMG Holdings Corp. All of these charges were previously reported in the third quarter fiscal 2005 results. Non-Recurring Items had a related tax benefit of $3 million for the 2005 fiscal year.

For additional details see Supplemental Disclosures Regarding Non-GAAP Financial Information, Adjusted Results below. Reconciliations of the adjusted results to the most comparable GAAP measure as reported are provided below.

FAS 123 Expenses

FAS 123 expenses were $16 million and $25 million for the fiscal years ended September 30, 2006 and 2005, respectively. For the quarters ended September 30, 2006 and 2005, respectively, FAS 123 expenses were $4 million and $7 million.

Financial details for the full fiscal year can be found in the company’s current Form 10-K, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Perfect Game, Reprise, Rhino, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp. -Consolidated Statement of Operations, Three and Twelve Months Ended 9/30/06 versus 9/30/05 (dollars in millions, except per share amounts)

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	% Change	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Revenues:	$854	$905	(6)%	$3,516	$3,502	0%
Costs and expenses:
Cost of revenues	(438)	(473)	7%	(1,822)	(1,850)	2%
Selling, general and administrative expenses	(314)	(359)	13%	(1,232)	(1,305)	6%
Other income, net	14	—	100%	14	4	250%
Amortization of intangible assets	(50)	(47)	(6)%	(193)	(187)	(3)%
Loss on termination of management agreement	—	—	—	—	(73)	—
Restructuring costs	—	(7)	100%	—	(7)	—

Total costs and expenses	$(788)	$(886)	11%	$(3,233)	$(3,418)	5%

Operating income	$66	$19	247%	$283	$84	237%
Interest expense, net	(45)	(42)	(7)%	(180)	(182)	1%
Net investment-related gains	—	—	—	—	1	(100)%
Equity in gains (losses) of equity-method investees	—	—	—	1	(1)	200%
Unrealized gain on warrants	—	—	—	—	17	—
Loss on repayment of Holdings Notes	—	—	—	—	(35)	—
Minority interest expense	—	—	—	—	(5)	—
Other income, net	—	2	—	3	7	(57)%

Net income (loss) before income taxes	$21	$(21)	200%	$107	$(114)	194%
Income tax expense	(9)	(9)	0%	(47)	(55)	15%

Net income (loss)	$12	$(30)	140%	$60	$(169)	136%

Net income (loss) per share:
Basic	$0.08	$(0.21)	139%	$0.42	$(1.40)	130%

Diluted (a)	$0.08	$(0.21)	139%	$0.40	$(1.40)	128%

Weighted averages shares outstanding:
Basic	144.3	141.2	2%	142.8	120.9	18%

Diluted (b)	151.3	141.2	7%	150.9	120.9	25%

(a)	Diluted net loss per share for the twelve months ended September 30, 2005 reflects an add-back to net income for the unrealized gain on warrants as a result of the assumed exercise of the warrants in the calculation.
(b)	Diluted shares for the three months and twelve months ended September 30, 2005 would include an additional 9.3 million shares and 8.5 million shares, respectively, related to the assumed vesting of restricted stock and assumed exercise of stock options if they were anti-dilutive.

Figure 2. Warner Music Group Corp. -Consolidated Balance Sheets as of 9/30/06 and 9/30/05 (dollars in millions)

	Sept 30, 2006	Sept 30, 2005	% Change
	(audited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$367	$288	27%
Short-term investments	18	—	100%
Accounts receivable, less allowances of $207 and $218, respectively	585	637	(8)%
Inventories	59	52	13%
Royalty advances (to be recouped w/in 1 year)	191	190	1%
Deferred tax assets	45	36	25%
Other current assets	35	39	(10)%

Total Current Assets	$1,300	$1,242	5%
Royalty advances (to be recouped after 1 year)	207	190	9%
Investments	25	21	19%
Property, plant & equipment, net	146	157	(7)%
Goodwill	929	869	7%
Intangible assets subject to amortization, net	1,711	1,815	(6)%
Intangible assets not subject to amortization	100	100	—
Other assets	102	104	(2)%

Total Assets	$4,520	$4,498	0%

Liabilities & Shareholders’ Equity:
Current Liabilities
Accounts payable	$209	$247	(15)%
Accrued royalties	1,142	1,057	8%
Taxes & other withholdings	32	23	39%
Current portion of long-term debt	17	17	—
Dividend payable	22	—	100%
Other current liabilities	377	404	(7)%

Total current liabilities	$1,799	$1,748	3%

Long-term debt	$2,239	$2,229	—
Dividends payable	3	5	(40)%
Deferred tax liabilities, net	197	201	(2)%
Other noncurrent liabilities	224	226	(1)%

Total Liabilities	$4,462	$4,409	1%

Common stock	—	—	—
Additional paid-in capital	567	548	3%
Accumulated deficit	(516)	(480)	(8)%
Accumulated other comprehensive income	7	21	(67)%

Total Shareholders’ Equity	$58	$89	(35)%

Total Liabilities & Shareholders’ Equity	$4,520	$4,498	0%

Figure 3. Warner Music Group Corp. — Summarized Statement of Cash Flows, Three Months and Twelve Months Ended 9/30/06 versus 9/30/05 (dollars in millions)

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	% Change	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Net cash provided by operating activities	$84	$33		$307	$205
Net cash used in by investing activities	(11)	—		(153)	(54)
Net cash used in financing activities	(13)	(9)		(81)	(416)
Effect of foreign currency exchange rates on cash	1	(1)		6	(2)

Net increase (decrease) in cash	$61	$23	165%	$79	$(267)	130%

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”).

Figure 4. Warner Music Group Corp. — Reconciliation of OIBDA to Net Income (Loss), Three and Twelve Months Ended 9/30/06 versus 9/30/05 (dollars in millions)

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	% Change	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
OIBDA	$126	$77	64%	$518	$322	61%
Depreciation expense	(10)	(11)	9%	(42)	(51)	18%
Amortization expense	(50)	(47)	(6)%	(193)	(187)	(3)%

Operating income	$66	$19	247%	$283	$84	237%
Interest expense, net	(45)	(42)	(7)%	(180)	(182)	1%
Net investment-related gains	—	—	—	—	1	—
Equity in gains (losses) of equity-method investees	—	—	—	1	(1)	200%
Unrealized gain on warrants	—	—	—	—	17	—
Loss on repayment of Holdings Notes	—	—	—	—	(35)	—
Minority interest expense	—	—	—	—	(5)	—
Other income, net	—	2	—	3	7	(57)%

Income (loss) before income taxes	$21	$(21)	200%	$107	$(114)	194%
Income tax expense	(9)	(9)	—	(47)	(55)	15%

Net income (loss)	$12	$(30)	140%	$60	$(169)	136%

OIBDA Margin	14.8%	8.5%		14.7%	9.2%
Operating Income Margin	7.7%	2.1%		8.0%	2.4%

Adjusted Results

In the fourth quarter of 2006 and for the year ended September 30, 2006, non-recurring items consisted of approximately $13 million of income related to the previously announced settlement of copyright infringement litigation between the major music companies and peer-to-peer network, Kazaa. The company recorded an estimate of the amounts it expects to receive as a result of the settlement, net of the estimated amounts payable to its artists in royalties. The settlement amounts are currently being held in escrow pending distribution to the participants in the litigation. In the fourth quarter of 2005, non-recurring items included a previously announced restructuring charge of $7 million for the integration of the Lava label into The Atlantic Records Group, which included severance and contract terminations related to the integration of operations, as well as other non-recurring charges of $24 million specifically related to the departure of an Atlantic executive and the expensing of certain other amounts. Approximately $20 million of these charges were non-cash. In addition, the company took a $4 million charge in the fourth quarter of 2005 for the $5 million settlement of a government investigation into radio promotion practices by New York State Attorney General. The remaining $1 million of this settlement was accrued for in the third fiscal quarter of 2005. As previously disclosed, the prior year also contained a number of non-recurring charges that occurred concurrently with or in connection with our initial public offering in May 2005. Such charges relate to specific one-time events and do not reflect ongoing operations of the business. Therefore, the company is also presenting results excluding these items. We consider these adjusted results to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide free cash flow to service debt. However, a limitation of the use of these adjusted amounts as performance measures is that they do not reflect the charges noted and, therefore, do not necessarily represent funds available for discretionary use, and are not necessarily measures of the company’s ability to fund its cash needs. Accordingly, these adjusted amounts should be considered in addition to, not as a substitute for, operating income, net income (loss), EPS and other measures of financial performance reported in accordance with GAAP.

Figure 5. Warner Music Group Corp. — Reconciliation of GAAP Operating Income to Non-GAAP Adjusted OIBDA, for the Three and Twelve Months ended 9/30/06 versus 9/30/05 (dollars in millions)

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	% Change	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Total WMG Operating Income - GAAP	$66	$19	247%	$283	$84	237%
Depreciation and Amortization	60	58	3%	235	238	(1)%

Total WMG OIBDA	126	77	64%	518	322	61%
IPO-related cash bonus	—	—	—	—	10	—
Bonus related to stock awards	—	—	—	—	19	—
Loss on termination of management agreement	—	—	—	—	73	—
Management fees	—	—	—	—	6	—
Non-recurring severance and other	—	24	—	—	24	—
Legal settlement	—	4	—	—	5	—
Copyright Litigation	(13)	—	—	(13)	—	—
Restructuring costs	—	7	—	—	7	—

Total WMG OIBDA Excluding Non-Recurring Charges	$113	$112	1%	$505	$466	8%

Recorded Music Operating Income - GAAP	$59	$27	119%	$317	$215	47%
Depreciation and Amortization	42	40	5%	163	165	(1)%

Recorded Music OIBDA	101	67	51%	480	380	26%
IPO-related cash bonus	—	—	—	—	8	—
Bonus related to stock awards	—	—	—	—	12	—
Non-recurring severance and other	—	24	—	—	24	—
Restructuring costs	—	7	—	—	7	—
Copyright Litigation	(13)	—	—	(13)	—	—

Recorded Music OIBDA Excluding Non-Recurring Charges	$88	$98	(10)%	$467	$431	8%

Music Publishing Operating Income - GAAP	$37	$27	37%	$84	$82	2%
Depreciation and Amortization	16	15	7%	60	59	2%

Music Publishing OIBDA	53	42	26%	144	141	2%
IPO-related cash bonus	—	—	—	—	1	—

Music Publishing OIBDA Excluding Non-Recurring Charges	$53	$42	26%	$144	$142	1%

Figure 6. Warner Music Group Corp. — Reconciliation of GAAP Operating Income to Non-GAAP Operating Income for the Three and Twelve Months ended 9/30/06 versus 9/30/05 (dollars in millions)

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	% Change	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Total WMG Operating Income – GAAP	$66	$19	247%	$283	$84	237%
IPO-related cash bonus	—	—	—	—	10	—
Bonus related to stock awards	—	—	—	—	19	—
Loss on termination of management agreement	—	—	—	—	73	—
Management fees	—	—	—	—	6	—
Non-recurring severance and other	—	24	—	—	24	—
Legal settlement	—	4	—	—	5	—
Copyright Litigation	(13)	—	—	(13)	—	—
Restructuring costs	—	7	—	—	7	—

Total WMG Operating Income Excluding Non-Recurring Charges	$53	$54	(2)%	$270	$228	18%

Recorded Music Operating Income - GAAP	$59	$27	119%	$317	$215	47%
IPO-related cash bonus	—	—	—	—	8	—
Bonus related to stock awards	—	—	—	—	12	—
Non-recurring severance and other	—	24	—	—	24	—
Restructuring costs	—	7	—	—	7	—
Copyright Litigation	(13)	—	—	(13)	—	—

Recorded Music Operating Income Excluding Non-Recurring Charges	$46	$58	(21)%	$304	$266	14%

Music Publishing Operating Income - GAAP	$37	$27	37%	$84	$82	2%
IPO-related cash bonus	—	—	—	—	1	—

Music Publishing Operating Income Excluding Non-Recurring Charges	$37	$27	37%	$84	$83	1%

Figure 7. Warner Music Group Corp. - Reconciliation of GAAP to Non-GAAP Net Income (Loss) and Earnings Per Share for the Three and Twelve Months ended 9/30/06 versus 9/30/05 (dollars in millions, except per share amounts)

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005
	(unaudited)	(unaudited)	(audited)	(audited)
Net Income (loss):
Net income (loss) - GAAP	$12	$(30)	$60	$(169)
IPO-related cash bonus	—	—	—	10
Bonus related to stock awards	—	—	—	19
Loss on termination of management fee	—	—	—	73
Management fees	—	—	—	6
Loss on repayment of debt	—	—	—	35
Non-recurring severance and other	—	24	—	24
Legal settlement	—	4	—	5
Copyright Litigation	(13)	—	(13)	—
Restructuring costs	—	7	—	7
Tax effect on non-recurring items	—	—	—	(3)

Net (loss) income - Excluding Non-Recurring Charges	$(1)	$5	$47	$7

Earnings Per Share:
EPS - GAAP	$0.08	$(0.21)	$0.40	$(1.40)
IPO-related cash bonus	—	—	—	0.08
Bonus related to stock awards	—	—	—	0.16
Loss on termination of management fee	—	—	—	0.60
Management fees	—	—	—	0.05
Loss on repayment of debt	—	—	—	0.29
Non-recurring severance and other	—	0.17	—	0.20
Legal settlement	—	0.03	—	0.04
Copyright Litigation	(0.09)	—	(0.09)	—
Restructuring costs	—	0.05	—	0.06
Tax effect on non-recurring items	—	—	—	(0.02)

Diluted EPS- Excluding Non-Recurring Charges	$(0.01)	$0.04	$0.31	$0.06

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant-currency basis as one measure to evaluate our performance. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $14 million, $10 million and $4 million unfavorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended September 30, 2006 compared to the comparable prior-year quarter and the $48 million, $38 million and $10 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the year ended September 30, 2006 compared to prior year (see Figure 9). Further, it does not reflect the $7 million, $3 million and $1 million impact of favorable exchange rates on our Total, Recorded Music and Music Publishing operating income in the year ended September 30, 2006 (see Figure 8 and 5 to calculate the impact). These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and is not a measure of performance presented in accordance with GAAP.

Figure 8. Warner Music Group Corp. — Reconciliation of GAAP Operating Income to Non-GAAP Adjusted OIBDA, Constant Currency for the Three and Twelve Months ended 9/30/06 versus 9/30/05 (dollars in millions)

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	% Change	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income - GAAP	$66	$19	247%	$283	$77	268%
Depreciation and Amortization	60	60	0%	235	240	(2)%

Total WMG OIBDA	126	79	59%	518	317	63%
IPO-related cash bonus	—	—	—	—	10	—
Bonus related to stock awards	—	—	—	—	19	—
Loss on termination of management agreement	—	—	—	—	73	—
Management fees	—	—	—	—	6	—
Non-recurring severance and other	—	24	—	—	24	—
Legal settlement	—	4	—	—	5	—
Copyright Litigation	(13)	—	—	(13)	—	—
Restructuring costs	—	7	—	—	7	—

Total WMG OIBDA Excluding Non-Recurring Charges	$113	$114	(1)%	$505	$461	10%

Recorded Music Operating Income - GAAP	$59	$27	119%	$317	$212	50%
Depreciation and Amortization	42	40	5%	163	165	(1)%

Recorded Music OIBDA	101	67	51%	480	377	27%
IPO-related cash bonus	—	—	—	—	8	—
Bonus related to stock awards	—	—	—	—	12	—
Non-recurring severance and other	—	24	—	—	24	—
Restructuring costs	—	7	—	—	7	—
Copyright Litigation	(13)	—	—	(13)	—	—

Recorded Music OIBDA Excluding Non-Recurring Charges	$88	$98	(10)%	$467	$428	9%

Music Publishing Operating Income - GAAP	$37	$27	37%	$84	$81	4%
Depreciation and Amortization	16	15	7%	60	59	2%

Music Publishing OIBDA	53	42	26%	144	140	3%
IPO-related cash bonus	—	—	—	—	1	—

Music Publishing OIBDA Excluding Non-Recurring Charges	$53	$42	26%	$144	$141	2%

Figure 9. Warner Music Group Corp.—Revenue by Geography, Three and Twelve Months Ended 9/30/06 versus 9/30/05 As Reported and Constant Currency (dollars in millions)

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	Three Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2005
	As reported	As reported	Constant $	As reported	As reported	Constant $
	(audited)	(audited)	(unaudited)	(audited)	(audited)	(unaudited)
Revenue by Geography:
US revenue	$421	$460	$460	$1,703	$1,677	$1,677
Recorded Music	368	410	410	1,483	1,411	1,411
Music Publishing (a)	53	50	50	220	266	266
International revenue	$438	$452	$466	$1,840	$1,854	$1,806
Recorded Music	363	365	375	1,522	1,513	1,475
Music Publishing (a)	75	87	91	318	341	331
Intersegment eliminations	$(5)	$(7)	$(7)	$(27)	$(29)	$(29)

	$854	$905	$919	$3,516	$3,502	$3,454

Revenue by Segment:
Recorded Music	$731	$775	$785	$3,005	$2,924	$2,886
Music Publishing	128	137	141	538	607	597
Intersegment eliminations	(5)	(7)	(7)	(27)	(29)	(29)

Total Revenue	$854	$905	$919	$3,516	$3,502	$3,454

(a)	The sheet music business, which was sold in May 2005, contributed to Music Publishing revenues for the twelve months ended September 30, 2005, as follows:

	Twelve Months Ended
	Including sheet music business	Sheet music business	Excluding sheet music business
Revenue	$607	$34	$573

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP— “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest and, in certain periods prior to our IPO, non-recurring management fees. We also review our cash flow adjusted for these items, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow excluding, in certain periods prior to our IPO, non-recurring management fees to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges noted and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with accounting principles generally accepted in the U.S.

Figure 10. Warner Music Group Corp. — Calculation of Free Cash Flow, Three Months and Twelve Months Ended 9/30/06 versus 9/30/05 (dollars in millions)

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005
	(unaudited)	(unaudited)	(audited)	(audited)
Net cash flow provided by operating activities	$84	$33	$307	$205
Less: Capital expenditures	12	10	30	30
Less: Cash paid (received) for investments, excluding short-term investments	10	(10)	105	24

Free cash flow (a)	$62	$33	$172	$151

(a)	- Free cash flow includes cash paid for interest and certain non-recurring cash payments as follows (in millions):

	Three Months Ended Sept 30, 2006	Three Months Ended Sept 30, 2005	Twelve Months Ended Sept 30, 2006	Twelve Months Ended Sept 30, 2005
Free cash flow	$62	$33	$172	$151
Plus: Cash paid for interest	23	22	141	151
Plus: Cash paid for management fees	—	—	—	6

Unlevered after-tax cash flow	$85	$55	$313	$308

Unlevered after-tax cash flow for the twelve months ended September 30, 2005 includes the payment of certain non-recurring items related to the company’s IPO in 2005 (see Non-Recurring Items above) including $73 million paid to terminate the management agreement, $10 million paid for IPO-related cash bonuses and $19 million paid for bonuses related to stock awards. Adjusted to exclude non-recurring items related to the company’s IPO in 2005, unlevered after-tax cash flow was $410 million for the twelve months ended September 30, 2005.

###

Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com